Exhibit 99.1

Press Release

CMGI Completes 1-For-10 Reverse Stock Split

Ticker Symbol Changes to “CMGID” for 20 Trading Days

WALTHAM, Mass. — November 1, 2007 — CMGI® Inc. (NASDAQ: CMGID) today announced it has completed a 1-for-10 reverse stock split of the company’s issued and outstanding common stock. The reverse stock split, which was announced on September 25, 2007, was effective with respect to stockholders of record at 11:59 p.m. EST, on October 31, 2007. As a result of the reverse stock split, each ten shares of issued and outstanding common stock were combined and were reclassified into one share of common stock and the total number of shares outstanding was reduced from approximately 490 million shares to approximately 49 million shares. No fractional shares were issued in connection with the reverse stock split. Shareholders who are entitled to fractional shares will receive cash in lieu of fractional shares.

As of the opening of the Nasdaq Global Market on November 1, 2007, the company’s common stock will begin trading at the split-adjusted level. For a period of 20 trading days, the company’s common stock will trade on a post-split basis under the trading symbol “CMGID.” After this 20-trading-day period, the company’s common stock will resume trading under the symbol “CMGI.”

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About CMGI

CMGI, Inc. (NASDAQ: CMGI), through its subsidiary ModusLink, provides industry-leading global supply chain management services and solutions that help businesses market, sell and distribute their products around the world. In addition, CMGI’s venture capital business, @Ventures, invests in a variety of technology ventures. For additional information, visit www.cmgi.com.

Contacts

Investors-Financial:

Pat Sturdevant

781-663-5012

ir@cmgi.com

Media:

Farrah Phillipo

PR/Communications Manager

781-663-5096

farrah_phillipo@moduslink.com